Exhibit 99.2

Dear MoviePass™ Subscribers,

Over the past several months, MoviePass™ worked hard to relaunch its groundbreaking subscription service and recapitalize the company.  While we were able to relaunch the service for some of our subscribers with an improved technology platform, our efforts to recapitalize the company have not been successful to date.  As a result, it pains us to inform you that effective at 8 a.m. E.T. on September 14, 2019, we must interrupt service for all current MoviePass™ subscribers.  MoviePass™ will be providing subscribers with appropriate refunds for their period of service already paid for.   Subscribers will not need to request a refund or contact MoviePass™ customer service to receive a refund.  Subscribers will not be charged during the service interruption.  At this point, we are unable to predict if or when the MoviePass™ service will continue.

We still deeply believe in the need for the MoviePass™ service in the marketplace, to maintain affordable access to theaters and provide movie lovers with choices of where to go to the movies.  In August 2017, MoviePass™ began a transformation of the moviegoing industry by introducing its low monthly price subscription service.  Since then, others in the industry have followed our lead.  Now, as a result of this transformation, movie lovers throughout the United States have the ability to see movies in theaters using subscription services at prices they can actually afford, albeit with limited choices of theaters using those services.  In the course of this industry transformation, MoviePass™ has experienced setbacks and challenges that are well known.  Nevertheless, MoviePass™ remained committed to leading and competing in an industry that is resistant to outside competition and change.  We believe that fostering competition and change in the moviegoing industry is critical to the satisfaction of the moviegoing public and filmmakers alike.

We thank you for your loyalty to MoviePass™ and sharing our vision for the industry.  Although we do not currently know what the future holds for the MoviePass™ service, we hope to find a path that will enable us to continue the service in the future.

Sincerely,

Mitch Lowe